Exhibit 99.1

Progressive Care Inc. Announces 2022 Annual Financial Results; $40.6 million Total Revenue

Miami, FL – April 3, 2023 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced financial results for the year ended December 31, 2022. Total revenue increased to $40.6 million, a 5% growth from the prior year.

2022 Annual Financial Highlights (at or for the year ended December 31, 2022, as compared to at or for the year ended December 31, 2021):

●	Total pharmacy revenue increased by $1.7 million, or 5%, to $40.6 million, compared to $38.9 million in 2021.
●	Prescription revenue increased by $2.5 million, or 7%, to $36.3 million in 2022, compared to $33.8 million in 2021, primarily reflecting a 5% year-over-year increase in the number of prescriptions filled for the year.
●	340B contract revenue was $3.8 million in 2022, an increase of $1.0 million, compared to $2.8 million in 2021. The increase was primarily attributable to an increase in our existing 340B contracts of approximately $0.4 million and an increase in new 340B contract revenue of approximately $1.0 million, partially offset by a decrease in reimbursement rates of approximately $0.4 million.
●	Gross profit margin was approximately 24% in 2022, compared to approximately 26% in 2021. The decrease in gross profit margin was primarily attributable to the decrease in COVID-19 testing revenue during 2022.
●	The Company completed a capital raise with NextPlat Corp, which resulted in approximately $5.4 million net proceeds and provided for the restructuring of the Company’s convertible debt, reducing the interest rate from 10% to 5%.
●	Net cash provided by operating activities totaled $0.7 million reflecting the overall change in working capital for 2022.
●	Cash balance at December 31, 2022 was $6.7 million.

Organizational Highlights and Recent Business Developments

●	The Company appointed Charles M. Fernandez as Chairman of the Board of Directors and Chief Executive Officer and expanded the Board of Directors by appointing Rodney Barreto as Vice-Chairman.
●	ClearMetrX, a wholly owned subsidiary of the Company, launched its 340MetrX platform to provide 340B covered entities with data insights to effectively operate and maximize the benefits of the 340B program.
●	Secured long-term care contracts with all major payors.
●	Forged a technology partnership with MedAvail to offer remote prescription medication dispensing.

Summary Financials for the Years Ended December 31, 2022 and 2021

	For the Years Ended December 31,
	2022	2021	$ Change	% Change
Total revenues, net	$40,601,859	$38,852,580	$1,749,279	5%
Total cost of revenue	30,898,783	28,678,742	2,220,041	8%
Total gross profit	9,703,076	10,173,838	(470,762)	-5%
Operating expenses	12,281,874	11,418,668	863,206	8%
Loss from operations	(2,578,798)	(1,244,830)	(1,333,968)	107%
Other (loss) income	(3,324,234)	1,462,823	(4,787,057)	-327%
(Loss) income before income taxes	(5,903,032)	217,993	(6,121,025)	-2808%
Income taxes	(866)	—	(866)	-100%
Net (loss) income	(5,903,898)	217,993	(6,121,891)	-2808%
Series A Preferred Stock dividend associated with induced conversion	(541,278)	—	(541,278)	-100%
Net (loss) income attributable to common shareholders	$(6,445,176)	$217,993	$(6,663,169)	-3057%

Financial Results for the Year Ended December 31, 2022

For the years ended December 31, 2022 and 2021, we recognized overall revenue from operations of approximately $40.6 million and $38.9 million, respectively. Net pharmacy revenues increased by approximately $1.7 million during the year ended December 31, 2022 when compared to the same period in 2021. The increase in revenue was primarily attributable to an increase in pharmacy revenue of approximately $2.4 million, an increase in 340B contract revenue of approximately $1.0 million, and a decrease in PBM fees of approximately $0.7 million, which was offset by a decrease in COVID-19 testing revenue of approximately $2.4 million, when compared to the prior year period.

We have filled approximately 463,000 and 443,000 prescriptions during the years ended December 31, 2022 and 2021, respectively, a 5% year-over-year increase in the number of prescriptions filled.

Gross profit margins decreased from 26% for the year ended December 31, 2021, to 24% for the year ended December 31, 2022. The decrease in gross profit margins was primarily attributable to the decrease in COVID-19 testing revenue during 2022.

The loss from operations increased by approximately $1.3 million for the year ended December 31, 2022, when compared to 2021, as a result of increased non-cash stock-based compensation.

Net (Loss) Income

Our net loss was negatively impacted by non-recurring and non-cash items. For the year ended December 31, 2022 we had a net loss of $5.9 million compared to net income of $0.2 million for 2021. The increase in net loss is primarily attributable to non-operating items such as grant revenue and interest expense, offset by other financing costs, non-cash stock-based compensation, abandoned offering costs, loss from the adverse change in the fair value of derivative liability, and day one losses on issuance of stock units and debt modification.

Annual Report on Form 10-K Available

The Company’s Annual Report on Form 10-K, available at www.sec.gov and on the Company’s website, contains a thorough review of its financial results for the year ended December 31, 2022.

About Progressive Care

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact

Carlos Rangel

carlosr@pharmcorx.com